Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST ANNOUNCES APRIL CASH DISTRIBUTION, EXCESS COST POSITION ON WADDELL RANCH PROPERTIES AND UNITHOLDER MAILING BY SOFTVEST

DALLAS, Texas, April 20, 2026 – Argent Trust Company, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian” or the “Trust”) today declared a cash distribution to the holders of its units of beneficial interest of $0.038014 per unit, payable on May 14, 2026, to unit holders of record on April 30, 2026. The distribution does not include proceeds from the Waddell Ranch properties, as total production costs (“Production Costs”) exceeded gross proceeds (“Gross Proceeds”) for the month of March, resulting in a continuing excess cost position for the Waddell Ranch properties. More information regarding the Waddell Ranch properties is described below.

This month’s distribution increased compared to the previous month due primarily to the third settlement payment in the amount of $1,125,000 being received from Blackbeard Operating LLC, this in conjunction with Texas Royalty Properties having higher natural gas volumes, along with higher oil and natural gas pricing, partially offset by lower oil volumes.

WADDELL RANCH

Information from Blackbeard, the operator of the Waddell Ranch properties, necessary to calculate the net profits interest (“NPI”) proceeds for a given month is received after the announcement date for the month’s distribution. As a result, in accordance with the Trust indenture, if NPI proceeds are received from the Waddell Ranch properties on or prior to the record date, they will be included in the following month’s distribution.

As noted above, no proceeds were received by the Trustee in March 2026 to be included in the April distribution. All excess costs, including any accrued interest, will need to be recovered by future proceeds from the Waddell Ranch properties before any proceeds are distributed to the Trust. Due to the fact that Blackbeard provides production, pricing and cost information quarterly instead of monthly, the Trustee will be disclosing that information in the quarterly reports on Form 10-Q and annual reports on Form 10-K for the foreseeable future (to the extent timely received from Blackbeard).

TEXAS ROYALTY PROPERTIES

Production for the underlying Texas Royalty Properties was 14,297 barrels of oil and 10,584 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalty Properties was 12,437 barrels of oil and 9,220 Mcf of gas. The average price for oil was $59.33 per bbl and for gas was $6.31, which includes significant NGL pricing, per Mcf. This would mainly reflect production and pricing in January for oil and December for gas. These allocated volumes were impacted by the pricing of both oil and gas. This production and pricing for the underlying properties resulted in revenues for the Texas Royalty Properties of $915,038. Deducted from these revenues were taxes and expenses of $125,989 resulting in a Net Profit of $789,049 for March. With the Trust’s NPI of 95% of the underlying properties, this would result in a net contribution by the Texas Royalty Properties of $749,597 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf) (1)	Oil (per bbl)	Gas (per Mcf) (2)
Current Month

Waddell Ranch	(3)	(3)	(3)	(3)	(3)	(3)
Texas Royalties	14,297	10,584	12,437	9,220	$59.33	$6.31

Prior Month
Waddell Ranch	(3)	(3)	(3)	(3)	(3)	(3)
Texas Royalties	15,009	9,793	13,047	8,518	$56.56	$6.02

(1) These volumes are net to the Trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.

(2) This pricing includes sales of gas liquid products.

(3) Information is not being made available monthly but may be provided within 30 days next following the close of each calendar quarter. To the extent the Trustee receives such information timely following the quarter, information will be included in the Trust’s quarterly report on Form 10-Q for the applicable quarter (or the annual report on Form 10-K with respect to the fourth quarter).

General and Administrative Expenses deducted for the month, net of interest earned were $102,800 resulting in a distribution of $1,771,797 to 46,608,796 units outstanding, or $0.038014 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

UNITHOLDER MAILING FILED BY SOFTVEST

On or about February 10, 2026, SoftVest, L.P. (“SoftVest”), a unit holder of the Trust, mailed documents to holders of units of beneficial interest ("Unitholders") which included a cover letter, a Citation in the District Court of Tarrant County, Texas ("Citation"), the Original Petition for Modification of Trust (the “Petition”) in the District Court of Tarrant County, Texas (Cause No. 96-373245-25) seeking judicial modification of the Trust’s Indenture, and the Petitioner SoftVest, L.P.'s Notice of Bench Trial on Petitioner's Original Petition for Modification of Trust ("Notice of Bench Trial"), also collectively known as the "Unitholder Mailing". The Unitholder Mailing advises Unitholders of a hearing to be scheduled Friday, May 8, 2026, at 10:30 a.m. before the 96th District Court of Tarrant County, Tom Vandergriff Civil Courts Building, 4th Floor, 100 North Calhoun Street, Fort Worth, Texas 76196, on the merits of SoftVest's Petition pursuant to which it seeks to (1) amend Section 8.03 of the Indenture to eliminate the requirement that certain amendments require approval by 75% of the outstanding units of the Trust, and (2) delete Section 10.01 of the Indenture that sets forth certain prohibited amendments and replace Article X of the Indenture with a provision permitting amendment of any provision of the Indenture by a vote of unitholders in accordance with Article VIII (which, as amended, would permit amendment by a majority in interest of unitholders constituting a quorum at a meeting of unitholders where a quorum is present).

The 2025 Annual Report with Form 10-K, which includes the December 31, 2025, Reserve Summary, has been filed with the Securities Exchange Commission. Permian’s cash distribution history, current and prior year financial reports, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on Permian’s website at http://www.pbt-permian.com/. Additionally, printed reports can be requested and are mailed free of charge.

FORWARD-LOOKING STATEMENTS

Any statements in this press release about future events or conditions, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” “may,” “intends,” and similar expressions, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Factors or risks that could cause the Trust’s actual results to differ materially from the results the Trustee anticipates include, but are not limited to the factors described in Part I, Item 1A, “Risk Factors” of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2025, and Part II, Item 1A, “Risk Factors” of subsequently filed Quarterly Reports on Form 10-Q.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in this press release represent the Trustee’s views as of the date hereof. The Trustee anticipates that subsequent events and developments may cause its views to change. However, while the Trustee may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Trustee’s views as of any date subsequent to the date hereof.

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Contact: Nancy Willis, Director of Royalty Trust Services, Argent Trust Company, Trustee, Toll Free – 1.855.588.7839